CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CONSIGNMENT AGREEMENT
Contract Number EXT.CA0001

Consigning Parties: ("Consignor")	Level & Co. Gallery, LLC 225 Liberty Street, 29th Floor New York, NY 10021
	April 20, 2023
Date of Agreement:	
Consignment Period:	April 20, 2023 – May 20, 2023
Consignee:	[***]
Artwork:	

Artist:	Richard Prince	(the "**Work**")
Title:	Are You Kidding?	
Medium:	Silkscreen ink on canvas	
Size:	66 x 54 in. (167.6 x 137.2 cm)	
Date:	1988	

Net Proceeds due to Level & Co. Gallery, LLC**: US $[***] ("Net Proceeds")**

Selling price and payment: Consignee may offer the Work for sale to potential purchasers with an offer price of no more than US $[***] excluding sales tax ("**Offer Price**") and can conclude a sale at or below the Offer Price; provided that Consignor shall receive the Net Proceeds listed above. A buyer may be offered extended payment terms of up to fifteen (15) days from the earlier of the date of execution of a written purchase agreement or the date of the invoice. Payment to Consignor will occur within five (5) business days of Consignee's receipt of the purchase price in full and cleared funds. Any sale must be invoiced before the end of the Consignment Period.

Commission: Consignee shall be entitled to retain a commission of up to [***] of the difference between the price paid by the Buyer net of applicable taxes (the "**Purchase Price**") less the Net Proceeds (the "**Commission**"). Consignor reserves the right to receive a copy of any bill of sale or purchase agreement or invoice (with details relating to the Buyer redacted).

Level & Co

Shipping Address:

[***]

Full contact details, email address, phone:

[***]

Pickup location:
UOVO Delaware
101 Lake Drive
Newark DE, 19702

Return location:
Same as Pickup

Condition of the Work(s)

Please see Condition Report attached as Exhibit A.

Special Handling, Packing, and Installation Instructions:

- Consignee will document all instances of the uncrating, crating, and installation with reasonable digital images and shall provide same to Consignor
- Shipment for viewing to be arranged under separate cover.

TERMS AND CONDITIONS OF THE CONSIGNMENT AGREEMENT

1. **Consignment Period.** Level & Co. Gallery, LLC ("**Consignor**" or "**Level & Co**") hereby agrees to consign the Work to the Consignee for a period designated on the first page of this Consignment Agreement, unless otherwise mutually agreed by the parties in writing (the "**Consignment Period**"). Consignee is permitted to invoice the Work through other companies in the [***].

2. Commission and Payment.

(a) In the event that the Work is sold to a third-party buyer (the "**Buyer**") during the Consignment Period, pursuant to the terms and conditions of this Consignment Agreement:

(i) Consignor shall receive the Net Proceeds;

(ii) Consignee shall receive the Commission as defined on the first page of this Consignment Agreement

(b) Consignee shall be entitled to retain this Commission and forward the balance of the sale proceeds for the Work to Consignor within five (5) business days of the receipt by Consignee of the entire Purchase Price for the Work in good and clear funds. Level & Co. Gallery, LLC reserves the right to receive a copy of any bill of sale or purchase agreement or invoice (with details relating to the Buyer redacted).

3. Transfer of Title: Consignee agrees that it will not release custody of the Work to any Buyer unless and until it has received payment in full of the Purchase Price for the Work. Title to the Work will transfer to the Buyer upon Consignee receipt of the full amount of the Purchase Price.

4. **Shipping.** Consignor shall be responsible for crating the Work for any U.S. domestic shipments. Consignee shall be responsible for all other expenses related to selling the Work including costs for packing, crating for international travel, customs, import and export duties, and shipping the Work from its current or pickup location to Consignee, as well as all costs associated with shipping the Work back to the original collection location if it remains unsold at the end of the Consignment Period. The Consignee will exercise the same care with respect to the Work as it does in the safekeeping of comparable property of its own and will use professional art handling, crating and shipping agents, all to be agreed upon with Level & Co. in advance.

5. Loss or Damage; **Insurance.** While in the custody and control of Consignee or its designated agents, Consignee shall be responsible for any loss or damage to the Work. In this regard, Consignee shall be responsible for maintaining an all-risks, wall-to-wall fine art insurance coverage for the Work (and related expenses) up to the amount of the Minimum Net Proceeds, including static risks and transit worldwide, and terrorism. All policies must be primary and non-contributory. If shipment is not arranged by Consignee, coverage shall commence upon safe receipt and inspection of the Work by Consignee. Risk of loss for the Work shall transfer to Consignee on the earliest of: (a) collection by shippers arranged by Consignee; or (b) receipt and inspection of the Work if shipment is arranged by Level & Co. Consignee will provide Level & Co. with a certificate of insurance evidencing such insurance coverage naming Level & Co. as the loss payee prior to transfer of risk of loss. In the event of loss or damage, the Consignee shall notify Level & Co. within one (1) business day of becoming aware of such loss or damage. Upon return of the Work, Level & Co. shall notify the Consignee in writing of any damage within two (2) business days of written notice that the Work has been received at the return/delivery location.

6. **Level & Co. Representations and Warranties.**

(a) Jointly and severally with the Owner (as defined below), Level & Co. represents and warrants that:

(i) It is now, and will be at the time of any sale, acting on behalf of the sole owner of the Work (the "Owner");
(ii) It has full legal authority to enter into this Consignment Agreement and transfer full legal and beneficial ownership in the Work;
(iii) The Owner holds good, valuable and marketable title to the Work;
(iv) As part of its due diligence on the Work, Level and Co has reviewed and confirmed all documentation related to the acquisition of the Work by the Owner, and transfer of good, clear and marketable title to the Owner prior to the date of the Consignment Agreement;
(v) Level & Co has in place comprehensive written anti-money laundering policies, procedures and controls in place equivalent to those required by the UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (as amended) and has carried out customer due diligence to verify the identity of the Owner and any beneficial owner controlling or owning more than 25% of the Owner;
(vi) Following its customer due diligence on the Owner, Level & Co has no reason to believe or suspect that the Owner is money laundering, financing terrorism or proliferation, or engaged in any other criminal activity;
(vii) It shall provide the documents requested by Consignee to enable Consignee to comply with its statutory anti-money laundering obligations;
(viii) No part of the sales proceeds will be used for any purpose that would violate applicable international sanctions;
(ix) The Work is not the proceeds of crime or terrorist property;
(x) The Work is free of any liens or claims of others and will remain so at the time of any sale;
(xi) To the best of its knowledge, all provenance and condition information it has provided about the Work is accurate (but warrants neither to Consignee or to the Buyer);
(xii) It is not aware of any claims, or any facts which might give rise to a claim, in respect of the Work;
(xiii) To the best of its knowledge, the Work is authentic, that is, the Work was created by the artist indicated on this Agreement;
(xiv) To the best of its knowledge, any and all taxes on the Work have been paid; and
(v) Where the Work has been imported into the United States, to the best of its knowledge, the Work has been lawfully imported into the United States and lawfully exported as required by the laws and regulations of any country in which it was formerly located.

(b) The benefits of the representations, warranties, covenants and indemnities contained in this Consignment Agreement shall survive completion of the transaction contemplated by this Consignment Agreement, including without limitation transfer of the Work to the Buyer. Notwithstanding anything to the contrary herein, Level & Co.'s representation, warranty and indemnification relating to the authenticity of the Work shall extend to the Buyer of record, and to no other party, for a period of five (5) years from the date that Level & Co. receives the full amount of the Net Proceeds.

7. **Consignee's Representations and Warranties**.

(a) Consignee represents and warrants that:
(i) In accordance with applicable laws and regulations intended to prevent money laundering or terrorist financing existing in the United States as well as the jurisdiction where the sale of the Work is transacted, it shall carry out necessary "know your customer" identification and verification checks on any buyer (including any party that would be considered the ultimate beneficial owner of any Buyer of the Work);
(ii) Other than with regard to clear title and authenticity, the Work will be offered "AS IS" and it will not make any representation or warranty to a potential purchaser with respect to merchantability, fitness for a particular purpose, the physical condition, size, quality, rarity, importance, provenance, restoration, exhibitions, literature or historical relevance of the Work, and that no statement anywhere, whether oral or written, will be deemed such a representation or warranty; and
(iii) No owner, principal, or director of Consignee shall trade or otherwise transact in any security of the Work (or of the entity owning the Work) through Level & Co. or any of its affiliated entities.

8. **Mutual Indemnification.** The parties shall indemnify and hold harmless each other harmless, including their respective officers, directors, agents, employees, and representatives, from and against any and all claims,

actions, losses, liabilities, damages and expenses (including reasonable legal fees and expenses) relating to any breach by a party of any of their respective obligations, covenants, representations or warranties contained in this Consignment Agreement.

9. Marketing and Images.

(a) Level & Co. acknowledges and agrees that Consignee may market the Work to potential purchasers as it deems appropriate subject to the following:

(b) During the Consignment Period, Consignee shall not publicly display the Work or advertise the Work on any website. Consignee is permitted to show the Work to limited third-party collectors/potential purchasers digitally or physically in a private viewing room, who it reasonably believes may be interested in purchasing the Work.

10. Modifications. The terms of this Consignment Agreement may be changed only by mutual consent of the parties in writing (which shall include e-mail).

11. No Joint Venture. This Consignment Agreement shall not be construed as a teaming, joint venture or other such arrangement between the parties.

12. Choice of Law. Without regard to the location of the Work at the time of sale, this Consignment Agreement shall be governed by the laws of the State of New York, exclusive of New York's choice of law provisions. In the event of a dispute, the parties' consent to the exclusive jurisdiction of New York state or federal courts.

13. Entire Agreement. This Consignment Agreement represents the entire agreement between the parties and supersedes any-and-all other prior agreements, both written and oral. In the event of any conflict between this Consignment Agreement and any sale terms or agreement with the Buyer, the terms of this Consignment Agreement will govern.

14. Counterparts. This Consignment Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one-and-the-same instrument. Signatures sent by facsimile transmission or scanned and sent by e-mail in PDF format are valid and binding and will be deemed originals for all purposes.

Accepted and Agreed:

[***]	**Level & Co. Gallery, LLC**
______________________________	______________________________
[***]	Evan Beard, Head of Private Sales
______________________________	______________________________
Date	Date

Level & Co

<u>**EXHIBIT A**</u>

CONDITION REPORT